EXHIBIT 10.54


Mr. Ronald W. Frederick
8350 River Ridge Drive
Coopersville, MI 49404

Dear Ron:

This letter will set out our agreement regarding your employment and management responsibilities as General Manager, Manufacturing effective January 9, 1995.

1. Position: The position is General Manager, Manufacturing reporting to Gerry Czarnecki, President and Chief Operating Officer of UNC Incorporated. The position is located in Terre Haute, Indiana.

You will be responsible for managing the profitability and growth of the units comprising UNC's Manufacturing operations, including UNC Tri Manufacturing, UNC Johnson Technology, UNC Chemical Dynamics and UNC All Fab.

2.  Compensation:

    (a) Base Salary: Your base annual salary will be $180,000 and reviewed in accordance with UNC's salary plan.

    (b) Incentive Compensation Plan: You will be designated a participant in UNC's Incentive Compensation Plan (the "Plan"), under which you may receive incentive compensation of up to 50% of your base annual salary depending on UNC Manufacturing's performance in achieving it's annual business plan goals. You will also be eligible to receive an additional incentive award from the CEO's discretionary fund that recognizes exceptional performance on your part in comparison with the performance of other key executives of UNC operating units.

3. Relocation: You will be reimbursed for the reasonable costs of relocation for you and your family in accordance with UNC's employee relocation policy, a copy of which is enclosed.

4.  Other Benefits:

    (a)  Perquisites: You will receive a $10,000
per year allowance, paid in January and July, in lieu of car expenses and other perquisites.

    (b) Retirement Income Savings Plan: You will be eligible to participate in the UNC Retirement Income Savings Plan.

    (c) Group Insurance: You will be eligible to participate in the group health, life, disability and other benefit plans offered to employees of UNC Tri Manufacturing.

    (d)  Vacation: Your annual vacation
entitlement will be in accordance with UNC Tri Manufacturing's vacation policy and is to be used in the year earned with no carryover.

4. Termination: In the event of the termination of your employment at the initiative of UNC Incorporated, for any reason other than for cause, you will be entitled to receive up to twelve (12) months of salary and group health benefits continuance from the date of termination of your active employment to the time alternative employment is obtained.

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to me.

Sincerely,



/s/Gerald M. Czarnecki
President and Chief Operating Officer

Approved:/s/  Dan Colussy

GMC/aa
Enclosure